EXHIBIT 11
                              EMCORE CORPORATION
               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

                                                          THREE MONTHS              NINE MONTHS
                                                         ENDED JUNE 30,            ENDED JUNE 30,
                                                        1997        1996         1997         1996
Income (loss) before extraordinary item . . . . .        $830     ($1,482)     ($5,862)      ($3,189)
Extraordinary loss  . . . . . . . . . . . . . . .                                 (256)

Net income (loss) . . . . . . . . . . . . . . . .        $830     ($1,482)     ($6,118)      ($3,189)

Primary earnings per share calculation:
Weighted average shares outstanding:
    Common stock  . . . . . . . . . . . . . . . .       5,915        2,994       4,242         2,994
    Common stock equivalents(1)   . . . . . . . .       2,393        1,444         481         1,444

 Primary weighted average common shares and
    equivalents . . . . . . . . . . . . . . . . .       8,308        4,438       4,723         4,438

Income (loss) before extraordinary item . . . . .       $0.10       ($0.33)     ($1.24)       ($0.72)
Extraordinary loss  . . . . . . . . . . . . . . .                                (0.06)

Net income (loss) per share . . . . . . . . . . .       $0.10       ($0.33)     ($1.30)        ($.72)

Fully diluted earnings per share
  calculation:(2)
Weighted average shares outstanding:
    Common stock  . . . . . . . . . . . . . . . .       5,915        2,994       4,242         2,994
    Common stock equivalents(1)   . . . . . . . .       2,587        1,444         481         1,444

 Fully-diluted weighted average common shares and
    equivalents . . . . . . . . . . . . . . . . .       8,502        4,438       4,723         4,438

Income (loss) before extraordinary item . . . . .       $0.10       ($0.33)     ($1.24)       ($0.72)
Extraordinary loss  . . . . . . . . . . . . . . .                                (0.06)

Net income (loss) per share . . . . . . . . . . .       $0.10       ($0.33)     ($1.30)        ($.72)

(1) Under the provisions of Securities and Exchange Commission Staff Bulletin No. 64 ("SAB" No. 64), common stock and common stock equivalents issued by the company within one year or in contemplation of the Company's offering are treated as if they were outstanding for all periods presented prior to the Company's IPO. After the IPO is effective, the determination of common stock and equivalents has been determined on a basis consistent with APB Opinion No. 15, which states "outstanding options and warrants should be included in the EPS computation only if they have a dilutive effect."
(2) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 of paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.